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                                                                     Exhibit 8.1


                                 August 15, 2002








Chase Industries Inc.
14212 County Road M-50
Montpelier, Ohio 43543

Ladies and Gentlemen:

            We are acting as tax counsel to Chase Industries Inc., a Delaware corporation ("Chase"), in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of May 7, 2002 (the "Merger Agreement"), by and among Chase, Olin Corporation, a Virginia corporation ("Olin") and Plumber Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Olin ("Merger Sub").

            In this capacity, we have participated in the preparation of a registration statement on Form S-4 filed pursuant to the Securities Act of 1933, including the Proxy Statement/Prospectus dated August 14, 2002 (the "Joint Proxy Statement"). We have examined the Merger Agreement, the Joint Proxy Statement, the representation letters of Chase and Olin, which have been delivered to us for purposes of this opinion (the "Officer's Certificates"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the merger of Merger Sub with and into Chase (the "Merger") will be consummated in the manner contemplated in the Joint Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Joint Proxy Statement and the other documents referred to herein are and, as of the effective time of the Merger, will be true, accurate and complete in all material respects, (iii) the representations set forth in the Officer's Certificates are and, as of the effective time of the Merger, will be true, accurate and complete, (iv) any representation or other statement in the Officer's Certificates or the other document referred to herein made "to the best of the

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knowledge" or similarly qualified is and, at the effective time of the Merger, will be, in each case, correct without such qualification, and that no actions have been (or will be) taken which are inconsistent with any representation contained in the Officer's Certificates, and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

            This opinion applies only to U.S. Holders (as defined below) who hold stock in Chase as a "capital asset" (as defined in Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). This opinion does not address any potential tax effects to non-U.S. Holders nor does it address all potential tax effects that may be relevant to U.S. Holders subject to special United States federal income treatment, including:

    o   financial institutions;

    o   tax-exempt organizations;

    o   S corporations and other pass-through entities;

    o   insurance companies;

    o   dealers in securities or foreign currencies;

    o traders in securities that elect the mark-to-market method of accounting for their securities;

    o   persons who have a functional currency other than the U.S. dollar;

    o   investors in a pass-through entity;

    o stockholders who receive stock in Chase through the exercise of employee stock options or otherwise as compensation;

    o stockholders who hold stock in Chase as part of a hedge, straddle or conversion transaction; or

    o   a person subject to the alternative minimum tax provisions of the Code.

            A "U.S. Holder" means a holder of stock in Chase that is (i) an individual citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions, (iii) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have


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the authority to control all substantial decisions of the trust, or (iv) an estate that is subject to United States federal income tax on its income regardless of its source.

            This opinion is based upon existing laws, regulations, Internal Revenue Service positions, and judicial decisions as of the date hereof, any of which may be changed at any time with retroactive effect. We assume no obligation to modify or supplement our opinion if, after the effective time of the Merger, any such laws, regulations, positions, or decisions change or we become aware of any facts that might change our opinion.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Joint Proxy Statement and to the references to this firm under the heading "Legal Matters" included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.

            Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that (i) the Merger will qualify for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) Chase, Olin and Plumber Acquisition Corp. will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. You have not requested, and we do not express, an opinion concerning any other tax consequences (including any state, local or foreign tax consequences) of the Merger or any other transactions contemplated by the Merger Agreement.

                                         Very truly yours,


                                         /s/ Cahill Gordon and Reindell